EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EchoStar Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-148416) on Form S-8 of EchoStar Corporation and subsidiaries (the Company) of our report dated March 2, 2009, with respect to the consolidated balance sheets of EchoStar Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of EchoStar Corporation and subsidiaries.
Our report refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.
/s/ KPMG LLP
Denver, Colorado
March 2, 2009